EXHIBIT 99.1

Daktronics, Inc. Announces First Quarter Results
Orders Up Over 50%, Sales Up 27%, Plant Expansion Completed

Brookings, S.D. – Aug. 16, 2006 — Daktronics, Inc. (Nasdaq — DAKT) today reported fiscal 2007 first quarter net sales of $92.2 million and net income of $5.0 million, or $0.12 per diluted share, compared with first quarter net sales of $72.3 million and net income of $4.6 million, or $0.11 per diluted share, one year ago. Backlog at the end of the quarter was approximately $123 million, compared with a backlog of approximately $83 million at the end of first quarter of fiscal 2006.

“Our order bookings for the quarter again exceeded our expectations as evidenced by our backlog which continued to put pressure on our manufacturing capacity,” said Jim Morgan, president and chief executive officer. “During the quarter we moved into the new plant addition in Brookings and made considerable progress in getting our new Sioux Falls facility ready, including hiring a number of employees for the Sioux Falls operation who are currently working in Brookings for training.”

Morgan continued, “The better than expected growth in orders was attributable to our performance in the sports markets, which were up over 50 percent as compared to last year, and the commercial market, which was up over 70 percent. We are off to a strong start for the second quarter and our order pipeline is strong for both sports and commercial markets.

“We continue to work on meeting the demands of our outdoor advertising customers as they ramp up the deployment of digital billboards. We expect that the Sioux Falls facility, which will focus on serving our outdoor advertising customers, will be functioning by the end of second quarter. We expect to have approximately double the capacity for this niche by the end of the calendar year,” said Morgan.

Morgan added, “We also completed two transactions recently as we build our presence in narrowcasting with our investment in Arena Media Networks and FuelCast(SM) Media Networks. Both of these organizations are built on a model of investing in display and network infrastructure, with returns generated through advertising on the network. With our partners in these businesses we have become the digital display network leader in North America in professional sports facilities and petroleum retailers. This helps us develop more recurring revenue opportunities and leverages our investments previously made in software and network infrastructure.”

“We had a number of factors contributing to the lower than expected operating margin percent, including our performance on a few large sports projects, which we believe are isolated, resulting in higher than expected costs,” said Bill Retterath, chief financial officer. “In addition, the effects of moving our manufacturing into the new facility was slightly higher than we expected and we saw higher health care costs on our self-insured plan. For the future we are optimistic about margin based on the levels we are booking orders. We believe that margin will increase slightly over the first quarter.”

“For the quarter, our cash decreased as a result of the investments we made during the quarter. We have increased our estimates for capital expenditures to approximately $41 million due to additional manufacturing equipment and software. This is in addition to the approximately $10 million of investments in digital media operations,” Retterath said.

Retterath added, “Our overall effective tax rate declined for the quarter, due primarily to the solid performance of our international business, especially our Asian region, which includes tax incentives we receive as we build our business there. In addition, we derived benefits from our European operating units which had income sheltered as a result of net operating loss carryforwards. For future quarters, we expect that the effective rate will be in the 37 percent range, although that could change based primarily on our success in continuation of improvements in our international business units.”

Morgan concluded, “We estimate net sales for the second quarter of fiscal 2007 will be in the range of $95 to $105 million, with earnings in the range of $0.13 to $0.18 per share. Earnings per share estimates include the impact of stock option expensing of approximately $0.01 per share. With our performance in the first quarter, we are increasing our estimate of net sales for the year to be in excess of $372 million, up more than 20% for the year as a whole.”

Webcast Information

The Company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, and large screen video displays and control systems. The company excels in the control of large display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, business and transportation applications. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 697-4000 or toll-free (800) 843-5843 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:

INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 697-4000
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Three Months Ended
	July 29,	July 30,
	2006	2005

Net sales	$92,153	$72,345
Cost of goods sold	65,778	50,151

Gross profit	26,375	22,194

Operating expenses:
Selling	12,446	9,809
General and administrative	3,728	2,622
Product design and development	3,619	2,484

	19,793	14,915

Operating income	6,582	7,279

Nonoperating income (expense):
Interest income (expense), net	619	326
Other income (expense), net	107	(72)

Income before income taxes	7,308	7,533
Income tax expense	2,321	2,901

Net income	$4,987	$4,632

Weighted average number of fully diluted shares and
common equivalent shares	41,082	40,343

Earnings per share:
Basic	$0.13	$0.12

Diluted	$0.12	$0.11

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	July 29,	April 29,
	2006	2006
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$17,927	$26,921
Marketable securities	8,400	8,310
Accounts receivable, less allowance for doubtful accounts	39,342	46,019
Current maturities of long-term receivables	4,092	4,476
Inventories	42,622	31,045
Costs and estimated earnings in excess of billings	28,577	17,375
Prepaid expenses and other	5,284	2,522
Deferred income taxes	7,028	6,213
Income taxes receivable	137	97
Rental equipment available for sale	286	286

Total current assets	153,695	143,264

Advertising rights, net	3,188	3,112
Long–term receivables, less current maturities	9,406	8,756
Investment in affiliate	6,590	582
Goodwill	2,716	2,706
Intangible and other assets	674	636
Deferred income taxes	122	232

	22,696	16,024

PROPERTY AND EQUIPMENT:
Land	1,451	1,223
Buildings	22,175	20,470
Machinery and equipment	23,250	22,332
Office furniture and equipment	25,334	22,926
Equipment held for rental	3,119	2,182
Demonstration equipment	4,211	4,899
Transportation equipment	5,404	4,863

	84,944	78,895
Less accumulated depreciation	38,657	38,336

	46,287	40,559

TOTAL ASSETS	$222,678	$199,847

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	July 29,	April 29,
	2006	2006
	(Unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	27,556	20,506
Accrued expenses and warranty obligations	17,055	15,179
Current maturities of long-term debt	100	114
Current maturities of long-term marketing obligations	381	377
Billings in excess of costs and estimated earnings	26,978	19,760
Customer deposits	6,951	7,777
Deferred maintenance revenue	4,562	4,066
Income taxes payable	2,648	555

Total current liabilities	86,231	68,334

Long-term debt, less current maturities	130	131
Long-term marketing obligations, less current maturities	608	574
Long-term warranty obligations and other payables	4,986	3,864
Deferred income taxes	1,520	1,599

	7,244	6,168

TOTAL LIABILITIES	93,475	74,502

SHAREHOLDERS' EQUITY:
Common stock	20,243	19,551
Additional paid-in capital	4,110	3,480
Retained earnings	105,029	102,381
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(170)	(58)

TOTAL SHAREHOLDERS' EQUITY	129,203	125,345

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$222,678	$199,847

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	July 29,	July 30,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,987	$4,632
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	2,784	1,942
Amortization	12	10
(Gain) loss on sale of property and equipment	(1)	(4)
Stocked based compensation	406	–
Provision for doubtful accounts	97	149
Deferred income taxes, net	(784)	(317)
Change in operating assets and liabilities	(1,024)	(6,654)

Net cash provided (used) by operating activities	6,477	(242)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,450)	(3,856)
Investment in affiliates	(6,008)	–
Sales (purchases) of marketable securities, net	(90)	(8)
Proceeds from sale of property and equipment	19	17

Net cash used in investing activities	(13,529)	(3,847)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	(2,339)	(1,917)
Excess tax benefits from stock-based compensation	205	–
Principal payments on long-term debt	(16)	(314)
Net borrowing (payments) on notes payable	–	178
Proceeds from exercise of stock options and warrants	335	247

Net cash used in financing activities	(1,815)	(1,806)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(127)	(208)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,994)	(6,103)

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	26,921	15,961

CASH AND CASH EQUIVALENTS END OF PERIOD	$17,927	$9,858